JANUARY 2005  WORLDCITY

Business profile
HOWARD ULLMAN

By Santiago Fittipaldi

CHINA CONNECTION

         After doing business with China -- quietly -- for the past 20 years, Howard Ullman, founder and principal shareholder of South Florida's China Direct Trading Company, is planning to make some noise and cash in big-time on the China trade rush Howard Ullman is sipping coffee at a Miami hotel while discussing his latest Asian business ventures. It's 11 a.m. Having just stepped off a plane from Beijing, his body clock tells him it's 13 hours later. But, for Ullman, it's just another day's work bridging the gap between Florida and China. You see, he has been doing regular scouting trips to China since 1984. But, over the past year, Ullman has stepped up the frequency of his China flights to almost once a month. Business with China is booming and few people are better positioned to take advantage of the boom than Howard Ullman. His company, China Direct Trading Co., based in Davie, may not be a household name. But, if you've ever bought a key chain, souvenir, ceramic mug, snow globe or refrigerator magnet, chances are that China Direct had something to do with manufacturing and importing it from China. "If you go into a souvenir store in Miami, I would say that I carry three quarters of those products," says Ullman, who broke into the business as a refrigerator magnet salesman 20 years ago.

         Today, as chairman and CEO of China Direct, he is part businessman and part ambassador. On the one hand, he oversees a global trading firm involved in product development, manufacturing, distribution, logistics and placement into the mass retail market. On the other, the Miami-born entrepreneur plays a role in assisting U.S. companies to invest or manufacture products in China, while also helping Chinese firms expand their U.S. presence.

         Souvenir Direct, a China Direct subsidiary, has a catalog of some 300 novelty items, many of them designed by Ullman himself. His biggest sellers are spinner key rings. These novelty items account for nearly 50 percent of his annual sales, estimated last year at $2 million. Top customers include Disney, Nascar and Six Flags. While the spinner key rings cost as little as 55 cents to produce in China, retailers often charge as much as $8.00 for the items. "That's the value of China," says Ullman, who has been building a close rapport with Chinese manufacturers and government officials since 1984, when he decided to end his career as a stock broker to enter the souvenir business.

         While novelty items have been his main driver, Ullman's long-time relationship with the Chinese is pushing him in new directions. China Direct is currently exploring several potential acquisitions in China and is negotiating new contracts to supply raw materials to the country's booming construction industry. And with opportunities abounding, Ullman hopes to parlay his web of contacts and years of experience into a major expansion. Instead of moving a couple of million dollars a year in merchandise, he expects to be brokering hundreds of millions of dollars in two-way trade in the near future. "What we're looking to do is really to become a diversified trading company," says Ullman, who expects to have another three or four new subsidiaries operating by early 2005.

         "The last time I landed in Beijing, there were a hundred cranes in the skyline and so you can just imagine how much steel they need," says Ullman. "We've recognized there's a huge play in raw materials." He estimates China's iron ore shortage was 100 million tons in 2004. Though still the world's largest coal producer, the country will need to import some 80 million tons of coal in 2005, Ullman predicts. China Direct has stepped in by buying coal from the U.S. and iron ore from Brazil for shipment to China.

         China Direct is negotiating with Brazilian mining companies that can deliver 300,000 tons of iron ore a month through June 2005, increasing to 600,000 tons through December and 1.2 million tons thereafter. "That's just a drop in the bucket; China's needs are much greater than anyone can produce right now," says Ullman. He claims China Direct already has letters of intent from Chinese iron ore buyers for 27 million tons.

         Although China Direct is not planning to establish a Brazilian subsidiary to handle the operation, Ullman will open a Brazil office during the first quarter of 2005, he says. Robert Kaye runs China Direct's raw materials operations from its headquarters in Davie, in Southwest Broward County.

         The company is also negotiating on behalf of a Chinese steel plant with holders of five leases for coal mines in West Virginia, in a move to guarantee coal supplies. Chinese investors were scheduled to arrive in the U.S. this month to discuss a joint venture partnership in which China Direct would hold a stake.

         "We get active in the deals because we're not just trying to get a brokerage fee," explains Ullman. "This mining operation will go on for 15 years, so it would be short-sighted of us to go for only a stipend commission."

         Ullman is on the lookout for acquisition targets and partnership opportunities. Ideal candidates include Chinese companies that are profitable and growing at home, and looking to tap into the U.S. market. "The way for them to get into the U.S. is by letting us get a piece of their company because then they know that we'll have an incentive to move their products," says Ullman. "So it's a winwin situation for both of us." The strategy is facilitated by Beijing's approval of private ownership of land and companies.

         China Direct's connections in China, where it maintains a Beijing office, coupled with its lean corporate structure, are its winning formula, says Ullman, who has been developing contacts with government officials and local business leaders for 20 years. He estimates that he has worked with some 50 Chinese factories. A China Direct board member, whose relatives are former government officials, still helps provide access for the company. Also, China Direct's Beijing office is run by a business partner, who has been there for 10 years and has plenty of local contacts.

         Ullman's web of contacts allows China Direct to move quickly on most projects. When a business associate wanted to produce a rubber wristband as a fund-raising tool for his favorite charity, he and Ullman discussed the project on a Monday and by Tuesday Ullman had found a Chinese factory to produce them. By Friday, the charity was taking orders for the wristbands.

         According to Ullman, his decades of work with the Chinese is beginning to pay big dividends as China exerts its global ambitions. When Beijing wanted to sell a 500-room hotel that will house the press corps for the 2008 Olympic Games, they approached Ullman to see if he was interested in the property even before it went on the selling block for $65 million.

         The Chinese Olympic Committee also asked China Direct to design several products for the Olympics, namely souvenirs and commemorative gift items. Ullman designed some 40 such items that were sold at the Winter Games in Salt Lake City. The Chinese government also gave China Direct the green light to organize tours and fill Olympic venues with American sports fans. Ullman says he is one of several firms authorized by the government to organize tour groups, for which he will be allowed to block airline seats, hotel rooms and event tickets, with the support of the Chinese government and Olympic Committee. Ullman plans to partner with a tour operator to run this operation.

         For Ullman, the best is yet to come. China Direct is poised for a boom in revenues in 2005. "We're working on contracts for iron ore, coal and coke for up to $2 billion, so as we get into the energy business, that's where you'll see a huge ramp up in our revenues," he predicts. "It's not a 25 or 50- cent item, it's a $200 to $300-a-ton item and they'll need millions of tons."

         In order to transform his small novelty import firm into a major broker in the China trade, Ullman has had to add some financial muscle. Last August, he signed an agreement with Boston-based Dutchess Private Equities Fund, which has offered China Direct $2.5 million credit line in exchange for common stock over the next two years.

         "The financing will be available to Mr. Ullman to use as he sees fit to bring the company to the next level and execute on his business plan," says Ted Smith, vice president of corporate finance at Boston-based Dutchess Advisors, which runs the Dutchess Private Equities Fund. "[China Direct] has strong management and Mr. Ullman's dedication to the company as CEO is an asset that will prove to be crucial in the growth of the company," he adds. Ullman says the funds will be earmarked primarily for acquisitions.

         Also, late last year, Ullman took the company public through a reverse merger, which involved taking a stake in a dormant public company. China Direct now trades on the over-the-counter bulletin board, with a market capitalization of $23 million. Ullman hopes to have the company listed on the Amex or Nasdaq small cap market by summer 2005. (The company's ticker symbol is CHDT.OB.)

         Ulman is convinced that this is all the capital he needs to take China Direct to another level. "Fortunately, our model doesn't require a lot of money because there's a buyer and a seller and we're in the middle," says Ullman, who says most buyers either provide letters of credit, or make an initial 30 percent deposit and pay the balance before the goods are shipped. "In the iron ore contracts, we're talking about billions of dollars and yet I don't need to put up a dime because the letter of credit from my buyer transfers directly from my bank to my supplier's bank."

         The years of selling novelty items Made in China seem to be paying off nicely. "It's just about being at the right place at the right time," says
Ullman. "I've been there for 20 years, so I've been in the right place. It's just that now is the right time."




A China Mart for Florida

         When the Chinese government decided it wanted to set up a China Mart to sell more Chinese products in the U.S., they went to Ullman last November to help them set it up in South Florida. The initial idea was to establish a B2B venue where buyers could source Chinese goods. Both sides hope to have the Mart open by summer 2005.

         However, Ullman says, the concept is morphing into a possible retail operation where Chinese manufacturers can sell their products directly to U.S. consumers. "We're still in the debate over whether it should be B2B, B2C or both," says Ullman. He envisions the possibility of having a B2B venue that is opened to the general public once a week.

         Ullman reports the project is currently facing some hurdles, not the least of which is figuring out how to obtain hundreds of U.S. visas for Chinese vendors. He says China Direct is discussing the possibility of handling sales for the various vendors by hiring local employees that would be flown to China for training by the respective manufacturers.

         China Direct would seek out a partner to operate the Mart and would take a portion of the income. "Our model is that you can't run everything, but you can certainly set things up," says Ullman. "Our job would be to keep the China Mart full by bringing in Chinese factories to sell their products." Ullman plans to travel throughout China's provinces to hand-pick the largest manufacturers who can afford the cost of renting a space and paying a staff.

         There is also the  matter  of where to locate  it.  Ullman  says  China
Direct has narrowed its search to venues in either Miami-Dade or Broward counties. In Fort Lauderdale, he says he found a space near Sawgrass Mills that offers a modest 55,000 square feet. He has also talked to management at Miami's defunct Omni Mall where there is 1 million square feet of space available. Setting up in Miami's Design District is yet another option.

         Ullman plans to initiate talks with state and city governments to explore the possibility of securing incentives to get the Mart started. Meanwhile, he says developers in New York and Chicago have already expressed interest in having him set up China Marts in those cities once the South Florida venue is up and running. "We're trying to hone in on the model as we're looking for the space,"




Ullman's top five China tips

         After 20 years of doing business in China, Howard Ullman is a self-proclaimed expert at the market's do's and don'ts. Here are his top five tips for U.S. companies exploring a China venture:

1. KNOW WHO YOU'RE DEALING WITH. Ullman recommends that companies not do business with anyone whom they have not met. "Like anywhere else," he says, "you might send money to a Chinese factory and never see any product." Qualifying whom you're doing business with is essential to minimizing any mishaps.

2. REMEMBER THE DISTANCE. There's a 30-day lag between when the product is ready in China and when it's delivered in the United States. That means U.S. companies need to plan differently than if they were buying from U.S. vendors who can deliver in a week. "You have to order more product more often to stay ahead of the shipping lag time," says Ullman, who feels cheaper prices make up for the need for greater inventory control.

3. DON'T SHACK UP WITH ONE SUPPLIER. Ullman recommends finding several suppliers in order to obtain the best prices. "You can pit suppliers against each other until both drop their prices to compete for the order," he says. The strategy has led to a 20 percent drop in the cost of his trademark spinner key rings over the past two years. "Having just one supplier locks you into his prices."

4. TAKE A FIELD TRIP. The Chinese are very relationship oriented. U.S. executives would benefit from visiting the country to create partnerships that lead to better prices and services. "Some larger deals don't happen unless you go there," says Ullman, who used to travel to China just a few times a year, but now takes a monthly trip. His most recent ticket, purchased from a Miami consolidator, cost only $900.

5. KEEP YOUR EYE ON THE BALL. It is essential to keep close tabs on Chinese suppliers in order to avoid counterfeiting, selling your products in the local market behind your back, or worse yet, selling your products to your U.S. competitors. "You need to check up on them and keep them honest," he says. "The best thing is to have people in China, like ourselves, who can represent you and go into the factories."